Exhibit 4.17

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is dated as of the 4th day of October, 2024 (the “Effective Date”).

BETWEEN:

DENISON MINES CORP., a company incorporated pursuant to the laws of Ontario (“Denison”);

- and -

FOREMOST CLEAN ENERGY LTD., a company incorporated pursuant to the laws of British Columbia (“Foremost”).

WHEREAS Denison and Foremost are parties to an option agreement (the “Option Agreement”), pursuant to which Denison granted an option to Foremost to the Properties, as more particularly described in the Option Agreement;

AND WHEREAS as a condition precedent of exercising the Option Tranche 1 (as defined in the Option Agreement), Foremost has agreed to grant certain rights to Denison on the Effective Date, all on the terms and conditions set out herein;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration the receipt and adequacy of which are acknowledged, the Parties agree as follows.

ARTICLE 1
INTERPRETATION

1.1    Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Act” means the Business Corporations Act (British Columbia).

“Advance Notice Policy” means the advance notice policy adopted by the Board on November 1, 2013 and ratified by shareholders of Foremost on November 28, 2013.

“Affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators.

“Agreement” means this agreement, as amended, modified, restated, replaced or supplemented from time to time.

“Applicable Securities Laws” of a jurisdiction means, all applicable securities laws in such jurisdiction and the respective regulations and rules under such laws together with applicable published policy statements, notices and orders of the Securities Commission in such jurisdiction as well as the applicable by-laws, rules and regulations of any stock exchange on which the Common Shares are then listed and posted for trading.

“Board” means the Board of Directors of Foremost.

“Business Day” means any day of the year, other than a Saturday, Sunday or a statutory holiday in Vancouver, British Columbia and Toronto, Ontario.

“Common Shares” means the common shares of Foremost.

“Denison Common Share Interest” means, on any date, the Common Share ownership interest of Denison and its Affiliates in Foremost, on an undiluted basis, expressed as a percentage equal to (i) the aggregate number of outstanding Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised by Denison and its Affiliates divided by (ii) the aggregate number of outstanding Common Shares. For further certainty, the calculation of Denison Common Share Interest shall exclude any Common Shares that are not currently outstanding.

“Director Nominee” has the meaning given to such term in Section 2.1(1).

“Directors” mean the directors of Foremost from time to time.

“Effective Date” means the date first written above.

“Equity Financing Notice” has the meaning given to such term in Section 3.2(1)(a).

“Equity Participation Right” has the meaning given to such term in Section 3.1(1).

“Equity Securities” has the meaning given to such term in Section 3.1(1).

“Equity Subscription Notice” has the meaning given to such term in Section 3.2(1)(b).

“Exchange” means any of Nasdaq, the Canadian Securities Exchange, the TSX Venture Exchange, the Toronto Stock Exchange, or any other stock exchange upon which the Common Shares may be listed from time to time.

“Foremost” means Foremost Clean Energy Ltd.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Issuance Anti-Dilution Right” has the meaning specified in Section 3.1(3).

“Issuance Anti-Dilution Right Exercise Price” means the volume-weighted average trading price of the Common Shares over the five trading days ending on the date that is immediately prior to the issuance of the Common Shares pursuant to the applicable Subsequent Issuance; provided that if such exercise price does not in the particular circumstances of the applicable Issuance Anti-Dilution Right receive applicable regulatory approvals, including approval of the Exchange, then the exercise price applicable to such Issuance Anti-Dilution Right shall instead be the minimum price that receives applicable regulatory approvals, including approval of the Exchange, in respect of the Issuance Anti-Dilution Right.

“Issuance Notice” has the meaning given to such term in Section 3.3(1)(a).

“Issuance Participation Notice” has the meaning given to such term in Section 3.3(1)(b).

“Law” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws, (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Entity and (iii) policies, guidelines, notices and protocols of any Governmental Entity.

“Nasdaq” means the Nasdaq Capital Market.

“NI 44-101” means National Instrument 44-101 of the Canadian Securities Administrators and any successor policy, rule, regulation or similar instrument.

“Notice” has the meaning specified in Section 7.1(1).

“Option Agreement” has the meaning specified in the recitals hereto.

“Participation Rights” means those rights granted to Denison in Article 3.

“Parties” means Foremost and Denison.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Properties” means the 45 claims known as the Blackwing, Murphy Lake South (crab claw), GR, CLK, Torwalt Lake, Turkey Lake, Epp Lake, Marten, Wolverine, and Hatchet Lake properties in the Athabasca Basin of Saskatchewan, covering 142,509 hectares, more particularly described in Schedule A to the Option Agreement.

“Prospectus” means a final prospectus prepared, filed and receipted by a Securities Commission, all in accordance with Applicable Securities Laws in one or more provinces or territories in Canada, and includes without limitation, a short form prospectus (final) prepared, filed and receipted in accordance with NI 44-101.

“Securities Commission” means a securities commission or similar regulatory authority in a province or territory of Canada.

“Subsequent Issuance” has the meaning specified in Section 3.1(3).

“Subsequent Offering” has the meaning specified in Section 3.1(1).

1.2    Gender and Number

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3    Headings, etc.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

1.4    Currency

All references in this Agreement to dollars or to “C$” are expressed in Canadian currency unless otherwise specifically indicated.

1.5    Certain Phrases, etc.

In this Agreement, (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of the Agreement. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

1.6    Statutory References

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re-enacted or superseded.

1.7    No Partnership

Nothing in this Agreement will be deemed to constitute a partnership, agency or similar relationship between Foremost and Denison. Except as provided herein or as the Parties may otherwise agree, each Party shall have the right to engage in and receive the full benefits from any independent business activities or operations, whether or not competitive with the business activities and operations carried on by the other Party, without consulting with, or incurring any obligation to, the other Party.

ARTICLE 2
DENISON BOARD REPRESENTATION

2.1    Board Representation

(1)

As at the Effective Date, Foremost shall appoint to the Board one (1) individual nominated by Denison and acceptable to the Board, acting reasonably, and the Exchange to serve until the next meeting of the Foremost shareholders at which directors are proposed to be elected (each such meeting, a “Board Election Meeting”). Denison has designated and Foremost has accepted David Cates as such appointee.

(2)

At the first Board Election Meeting following the Effective Date, and at each subsequent Board Election Meeting until such time as the Denison Common Share Interest is less than 15%, Foremost shall propose for shareholder approval:

(a)	a Board comprised of six (6) members; and

(b)	the nomination for election of two (2) persons designated by Denison and acceptable to Foremost, acting reasonably (each a “Director Nominee”);

and use commercially reasonable efforts to obtain shareholder approval for such matters; provided that in the event the size of the Board is increased or decreased, the number of Director Nominees which Denison is entitled to nominate shall also be increased or decreased to maintain the same proportional representation.

(3)

In the event that the Denison Common Share Interest is reduced to below 15%, but is equal to or greater than 5%, following the Effective Date, Denison shall be entitled to have one (1) nominee for election to the Board and, unless otherwise agreed with Denison:

(a)

on the written request of Foremost, if Denison had two (2) Director Nominees, Denison will cause one (1) of its Director Nominees of its choosing to resign as a Director of Foremost as soon as practicable, and in any event within 10 days of such written request from Foremost; and

(b)

at each subsequent meeting of Foremost’s shareholders at which Directors of Foremost are elected: (i) nominate for election to the Board one (1) Director Nominee, and (ii) use commercially reasonable efforts to obtain shareholder approval for such election.

(4)

Any person designated or nominated pursuant to this Section 2.1 shall consent to being a Director as required by the Act, shall have the qualifications to serve as a Director of a Canadian reporting issuer and on the Exchange, and shall not be disqualified from being a Director under the Act or by applicable Canadian securities regulatory authorities or the Exchange.

(5)

Denison will use commercially reasonable efforts to designate Director Nominees who are “independent” within the meaning of National Instrument 58-101 Disclosure of Corporate Governance Practices and will use commercially reasonable efforts to designate a Director Nominee who will facilitate Foremost achieving greater Board diversity, including as may be required by Law, including Applicable Securities Laws.

(6)

If at any time a Board Election Meeting is to be called, including as required to give effect to this Section 2.1, Denison shall provide the name(s) of the Director Nominee(s) at least 30 calendar days in advance of the anticipated mailing date of the management information circular for such Board Election Meeting and Foremost shall present such individual as part of management’s list of Director Nominees, provided however that Foremost shall give Denison at least 60 calendar days’ notice of the anticipated mailing date for such management information circular.

(7)

If Denison fails to deliver notice to Foremost of its Director Nominee(s) at least 30 calendar days in advance of the anticipated mailing date of the management information circular for such Board Election Meeting, Denison shall be deemed to have designated the same Director Nominee(s) previously designated by it that serves as a Foremost Director(s) at such time.

(8)

If any Director Nominee ceases to be a Director of Foremost for any reason, Denison shall have the right to nominate another nominee to fill the vacancy thereby created, and as soon as reasonably possible following that nomination, Foremost shall fill the vacancy by appointing that nominee as a Director.

(9)

In the event that the Denison Common Share Interest is reduced to below 5% following the Effective Date, on the request of Foremost, Denison will cause its Director Nominee(s) to resign as a Director(s) of Foremost as soon as practicable, and in any event within 21 days thereof.

(10)

Denison’s nomination rights pursuant to this Section 2.1, once reduced or eliminated in accordance with this Section 2.1, may not be re-acquired in the future in the event that Denison subsequently acquires Common Shares in excess of the applicable thresholds set forth above, except acquisitions completed pursuant to Denison’s exercise of its Participation Rights. For greater certainty, if an issuance of Equity Securities by Foremost would reduce Denison’s aggregate interest in Common Shares below any of the thresholds contemplated by this Section 2.1, the nomination rights shall continue until the closing of the applicable Subsequent Offering or Subsequent Issuance to which Denison’s Participation Rights apply until such rights expire.

2.2    Advance Notice Provisions

(1)	For greater certainty, the provisions in the Advance Notice Policy shall not apply to the nomination by Denison of a Director Nominee pursuant to and in accordance with Section 2.1.

2.3    Director Expenses Representation

(1)

Foremost shall pay all reasonable expenses incurred by each Director Nominee in the performance of his or her duties for or on behalf of Foremost incurred as a result of the Director Nominee attending Board and committee meetings and other Board functions (if applicable), including travel and accommodation expenses, in each case in accordance with Foremost’s policies applicable to all Directors.

2.4    Director’s Liability Insurance

(1)

Each Director Nominee shall be entitled to the benefit of any directors’ and officers’ liability insurance then in place and to an indemnity to which Directors are entitled to the maximum permitted by the Act.

ARTICLE 3
DENISON EQUITY PARTICIPATION RIGHTS

3.1    Equity Participation Rights

(1)

In the event that Foremost proposes or commences a financing for cash consideration by way of a public offering or private placement (each, a “Subsequent Offering”) of Common Shares, other voting or equity shares of Foremost or securities exchangeable for or convertible into Common Shares or such other voting or equity shares of Foremost (collectively, “Equity Securities”) to any person other than Denison, Denison shall have the right (the “Equity Participation Right”) to subscribe for up to such number of Equity Securities such that the Denison Common Share Interest following the Subsequent Offering and exercise of the Equity Participation Right would be equal to or less than 19.95%, in compliance with Section 3.2. For greater certainty, the term “Subsequent Offering” shall exclude, among others, the granting or exercise of securities under Foremost’s stock option plan and other security-based compensation arrangements previously approved by shareholders of Foremost or the Exchange, as the case may be. In addition, if the offering of Equity Securities contemplates Equity Securities issuable under an unexercised overallotment or other underwriter or agent option, Denison shall also be permitted to subscribe for the relevant portion of such optioned Equity Securities but only to the extent such overallotment or other underwriter option is actually exercised by an underwriter or agent.

(2)	Notwithstanding anything to the contrary contained herein, Section 3.1(1) shall not apply to any financing in the following circumstances:

(i)	upon the conversion, exchange or exercise of any securities exchangeable for or convertible into Common Shares issued as at the Effective Date;

(ii)	as consideration for (A) any shares, business, assets or property of any person acquired by Foremost, or (B) services rendered to Foremost or any subsidiary of Foremost;

(iii)	any share split, capital reorganization (including a consolidation) or share dividend of Foremost; or

(iv)	a rights offering.

(3)	The Equity Participation Right may be exercised in whole or in part by Denison.

(4)

In the event Foremost proposes or becomes obligated to issue Equity Securities other than under a Subsequent Offering (each such issuance of Equity Securities, a “Subsequent Issuance”), Denison shall have the right (the “Issuance Anti-Dilution Right”, and together with the Equity Participation Right, the “Participation Rights”) to purchase from treasury of Foremost up to that number of Equity Securities such that the Denison Common Share Interest following the Subsequent Issuance and exercise of the Issuance Anti-Dilution Right is equal to or less than 19.95%, all in compliance with Section 3.3. For the purpose of this Section 3.1(3) only, the Issuance Anti-Dilution Right shall exclude the granting or exercise of securities under Foremost's stock option plan and other security-based compensation arrangements previously approved by shareholders of Foremost or the Exchange and the 2024 annual compensation grant ratified by the Board, as the case may be, provided that the exercise of such securities does not result in (a) Denison’s Common Share Interest to become less than 10.0%, and/or (b) issuances from the treasury of Foremost of greater than 3.0% of the aggregate number of outstanding Common Shares in any fiscal year.

(5)	Notwithstanding anything to the contrary contained herein, Section 3.1(4) shall not apply to any issuances in the following circumstances:

(i)	any share split, capital reorganization (including a consolidation) or share dividend of Foremost that does not result in a decrease in the Denison Common Share Interest; or

(ii)	a rights offering.

(6)	The Issuance Anti-Dilution Right may be exercised in whole or in part by Denison.

(7)

In the event that a Subsequent Offering or Subsequent Issuance would result in the Denison Common Share Interest being reduced by an amount that would cause the number of Director Nominees that Denison is entitled to pursuant to Section 2.1 of this Agreement to be decreased, the Denison Common Share Interest shall be deemed to remain at the higher level until the earlier of (i) the exercise by Denison of the Participation Rights, and (ii) the expiry of the Participation Rights as contemplated in this Agreement.

(8)

If at any time the Denison Common Share Interest becomes less than 10.0%, then Foremost and Denison shall thereafter cease to have any rights and obligations under this Article 3 with respect to any Subsequent Offering or Subsequent Issuance. Notwithstanding the foregoing, in the event that a Subsequent Offering or Subsequent Issuance (including by the exercise of securities under Foremost’s stock option plan and/or other security based compensation arrangements) would cause or has caused the Denison Common Share Interest to become less than 10.0%, the Participation Rights of Denison shall be deemed to remain until the earlier of (i) the exercise by Denison of the Participation Rights, and (ii) the expiry of the Participation Rights, as contemplated in this Agreement, with respect to such Subsequent Offering or Subsequent Issuance.

(9)

If Foremost is required by the Exchange or otherwise under applicable Law to seek shareholder approval in order for Denison to exercise its Equity Participation Right in full, then Foremost shall (a) call and hold a meeting of its shareholders to consider the issuance of the Equity Securities to Denison as soon as reasonably practicable, and in any event such meeting shall be held within the earlier of (i) 180 days after the date Foremost is advised that it will require shareholder approval, and (ii) at its next meeting of shareholders, and (b) recommend the approval of the issuance of the Equity Securities and solicit proxies in support thereof.

3.2    Procedure for Exercise of Equity Participation Right

(1)	For so long as the Equity Participation Right continues to be in effect, and in the event that Foremost proposes a Subsequent Offering:

(a)

Foremost shall deliver to Denison copies of all documents and other materials delivered or made available by Foremost (or any agent of Foremost) to subscribers under the Subsequent Offering and a notice in writing (the “Equity Financing Notice”) specifying:

(i)	as of the date thereof, the total number of Common Shares outstanding;

(ii)	the total number and type of Equity Securities which are being offered;

(iii)	the rights, privileges, restrictions, terms and conditions of such Equity Securities;

(iv)	the consideration for which such Equity Securities are being offered; and

(v)	the proposed closing date of the Subsequent Offering.

(b)

Denison shall have the option by notice given to Foremost (an “Equity Subscription Notice”) to subscribe for Equity Securities and for the cash consideration set forth in the Equity Financing Notice, on the same terms and conditions as offered to other potential subscribers of the Subsequent Offering, with such subscription to be in accordance with Section 3.1(1). In the Equity Subscription Notice, Denison shall specify the number of Equity Securities beneficially owned, directly or indirectly, by it as at the date of the Equity Financing Notice and the number of Equity Securities for which Denison is subscribing. The right to subscribe is exercisable by Denison for a period .equal to the greater of: (i) 30 days from the date the Equity Financing Notice is delivered, or (ii) 30 days from the date the Subsequent Offering is publicly announced, if applicable, or (iii) 15 days following the closing of the Subsequent Offering. Should Denison deliver an Equity Subscription Notice with respect to a Subsequent Offering and such Subsequent Offering is not completed, Denison shall be entitled to withdraw that Equity Subscription Notice and shall be under no obligation to subscribe for any such Equity Securities. The Equity Participation Right entitles Denison to participate by way of a separate concurrent or follow-on private placement to Denison or by way of a separate private placement to Denison completed as soon as practicable thereafter, on terms and conditions that are as substantially similar and economically equivalent to the securities issued pursuant to the Subsequent Offering with the exception of any circumstances or conditions specifically relating to the private placement structure to Denison and/or regulations applying to the issuance of securities from Foremost to Denison permit.

(c)

To the extent that a Subsequent Offering involves the issuance of Common Shares that will be issued as “flow-through shares” (as defined in subsection 66(15) of the Income Tax Act (Canada)), at a price per share that reflects a premium associated with a flow-through designation, and Denison elects to participate in such Subsequent Offering, Foremost agrees to negotiate in good faith the price at which Common Shares in lieu of flow-through shares will be issued to Denison, taking into consideration that any benefits received by a purchaser of flow-through shares will not be received by Denison. Where the Subsequent Offering is pursuant to a prospectus offering, Foremost shall, at Denison’s option, use commercially reasonable efforts to include Denison’s pro rata share entitlement for sale as part of the prospectus offering, provided, however, that if Denison’s pro rata share is not included in such prospectus offering, Foremost shall provide Denison with the opportunity to subscribe for such Equity Securities on a private placement basis.

(d)

If Denison fails to deliver an Equity Subscription Notice within the period identified in Section 3.2(1)(b) or waives its rights hereunder following receipt of an Equity Financing Notice, then any rights which Denison may have had to subscribe for any of the Equity Securities covered by that specific Equity Financing Notice shall be extinguished, provided that Foremost shall not then complete a Subsequent Offering within the next 30 days, following the delivery of the Equity Financing Notice for less consideration per Equity Security or otherwise on more favourable terms to the subscribers without first providing Denison with an amended Equity Financing Notice, in which case this Section 3.2 shall apply again and Foremost shall not complete any new Subsequent Offering at the end of the 30-day period without first providing Denison with a new Equity Financing Notice.

(e)

Each Equity Financing Notice and Equity Subscription Notice, taken together with each subscription agreement in the form that all subscribers are required to enter into with Foremost, if any, shall constitute a binding agreement by Denison to subscribe for and take up, and by Foremost to issue and sell to Denison, the number of Equity Securities subscribed for therein upon the terms and conditions specified in the Equity Financing Notice, provided however that the closing of any purchase by Denison pursuant to the Equity Financing Notice shall only be consummated concurrently with and to the extent of the number of Equity Securities issued under the issuance or sale described in the Equity Financing Notice is consummated.

3.3    Procedure for Exercise of Issuance Anti-Dilution Right

(1)	For so long as the Issuance Anti-Dilution Right continues to be in effect, and in the event that Foremost proposes a Subsequent Issuance:

(a)	Foremost shall deliver to Denison copies of all material documents in connection with the Subsequent Issuance and a notice in writing (the “Issuance Notice”) specifying:

(i)	as of the date thereof, the total number of Common Shares outstanding;

(ii)	the total number and type of Equity Securities which are being issued;

(iii)	the rights, privileges, restrictions, terms and conditions of such Equity Securities which are being issued;

(iv)	Foremost's best estimate of the consideration for which such Equity Securities are being offered, expressed in dollars; and

(v)	the proposed closing date of the Subsequent Issuance.

(b)

Denison shall have the option by notice given to Foremost (an “Issuance Participation Notice”), to purchase from treasury of Foremost, at a price per share equal to the Issuance Anti-Dilution Right Exercise Price, up to that number of Equity Securities such that the Denison Common Share Interest following the Subsequent Issuance that is the subject of the Issuance Notice is up to 19.95%. The price per share shall be adjusted for an issuance of Equity Securities other than Common Shares to reflect the proportionate economics of such Equity Securities relative to the Common Shares. In the Issuance Participation Notice, Denison shall specify the number of Equity Securities beneficially owned, directly or indirectly, by it as at the date of the Issuance Notice and the number of Equity Securities which Denison is purchasing. The right to purchase such Equity Securities is exercisable by Denison for a period equal to the greater of: (i) 30 days from the date the Issuance Notice is delivered, (ii) 30 days from the date the Subsequent Issuance is publicly announced, if applicable, or (iii) 15 days following the closing or issuance, as appropriate, of the Subsequent Issuance, provided that if shareholders' approval is required under Applicable Securities Laws or the rules or polices of the Exchange, Foremost will use commercially reasonable efforts to obtain such shareholder approval as soon as possible, and if such shareholder approval is obtained, will provide Denison with the opportunity to subscribe for such Equity Securities on a private placement basis within 30 days or as soon as reasonably possible thereafter following the date of the shareholders' meeting held to approve the issuance of Equity Securities to Denison.

(c)

If Denison fails to deliver an Issuance Participation Notice within the period identified in Section 3.3(1)(b) or waives its rights hereunder following receipt of an Issuance Notice, then any rights which Denison may have had to purchase any Equity Securities covered by that specific Issuance Notice shall be extinguished.

(d)

Each Issuance Notice and Issuance Participation Notice, taken together with the subscription agreement which Denison will be required to enter into with Foremost, if any, shall constitute a binding agreement by Denison to purchase and take up, and by Foremost to issue and sell to Denison, the number of Equity Securities subscribed for therein upon the terms and conditions specified in this Section 3.3.

ARTICLE 4
STANDSTILL

4.1    Standstill

(1)	For a period of 24 months following the Effective Date, subject to Section 4.1(2), Denison shall not, and Denison shall cause its Affiliates not to, without the prior written consent of Foremost:

(a)

acquire or agree to acquire or make any proposal to acquire, directly or indirectly, by means of purchase, merger, amalgamation, consolidation, take-over bid, business combination or in any other manner any Common Shares or securities such that Denison’s resulting ownership exceeds 20% of the fully-diluted shares outstanding of Foremost; or assets of Foremost or its Affiliates;

(b)

acquire or agree to acquire or make any proposal to acquire, directly or indirectly, by means of purchase, merger, amalgamation, consolidation, take-over bid, business combination or in any other manner any of the assets of Foremost or its Affiliates;

(c)

solicit proxies of shareholders of Foremost, or seek to advise or influence any other Person with respect to the voting of any securities of Foremost, or form, join or in any way participate in a proxy or proxy solicitation or dissident shareholder group, in each case for any such purpose (other than in connection with the election of its Director Nominees);

(d)

expect as specifically contemplated herein, otherwise act, alone or jointly or in concert with others, to seek to influence, in any manner, the management, Board or policies of Foremost or its Affiliates;

(e)

take any actions, directly or indirectly, that question the validity or effectiveness of any shareholder rights plan, rights agreements or any other “poison pill” or other antitakeover arrangement of the Company now or hereafter adopted or implemented (collectively, a “Plan”) or any securities that may be issued pursuant thereto, or seek to cause any Person, court or regulatory body to “cease trade” or otherwise restrict the operation of such a Plan;

(f)

have any substantive discussions or enter into any arrangements, understandings or agreements, whether written or oral, with, or advise, finance, aid, assist, encourage or act jointly or in concert with, any other Persons in connection with any of the foregoing; or

(g)

make any public announcement with respect to or advise, assist, or encourage any person to take any action inconsistent with the foregoing, except as may be required by applicable law, regulatory authorities or stock exchanges.

(2)

Notwithstanding anything to the contrary herein, this Article 4 shall in no way limit, restrict or prohibit (i) the acquisition of Equity Securities pursuant to the exercise of its Participation Rights, (ii) the receipt of securities in connection with a share split, stock dividend or any similar transaction or recapitalization involving securities of Foremost held by Denison and applicable to all holders of such securities, (iii) the acquisition of securities in connection with the exercise by Denison of a conversion, exchange or other similar right pursuant to the terms of security exchangeable for or convertible into a Common Share that was acquired in accordance with this Agreement or with the prior written consent of Foremost, (iv) the acquisition of securities pursuant to a shareholders’ rights plan of Foremost or a rights offering that is made by Foremost to all holders of its Common Shares, (v) Denison from taking any actions in Section 4.1(1) in the event Foremost receives or is subject to a bona fide third party take-over bid (as defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids) made by an acquiror (together with any joint actors) to holders of all of the Common Shares or has entered into a statutory plan of arrangement or similar transaction or arrangement with a third party, in each case, not acting jointly or in concert with Denison or its Affiliates, (vi) the receipt of securities pursuant to the Option Agreement, and/or (vii) the receipt of securities Denison is otherwise contractually entitled to receive.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties of Denison

Denison hereby represents and warrants to Foremost as follows and acknowledges and confirms that Foremost is relying on such representations and warranties in entering into this Agreement:

(a)

Corporate Power. Denison has been duly formed under the laws of its jurisdiction of establishment and has all requisite power and authority to enter into and deliver this Agreement and to perform its obligations under this Agreement.

(b)

Conflict with Other Instruments. The execution and delivery by Denison and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, this Agreement will not conflict with or result in a breach of: (i) its constating documents, (ii) any applicable Law, (iii) any agreement or instrument to which it is a party or by which it is bound or by which any of its properties or assets are bound, or (iv) any judgment, injunction, determination or award which is binding on Denison.

(c)

Authorizing Action. The execution and delivery of this Agreement by Denison and the performance by it of its obligations under this Agreement has been duly authorized by all necessary actions on the part of Denison.

(d)

Execution and Binding Obligation. This Agreement has been duly executed and delivered by Denison and constitutes a legal, valid and binding obligation of it enforceable against Denison in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

5.2    Representations and Warranties of Foremost

Foremost represents and warrants as follows and acknowledges and confirms that Denison is relying on such representations and warranties in entering into this Agreement:

(a)

Corporate Power. Foremost has been duly formed and is validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations under this Agreement.

(b)

Conflict with Other Instruments. The execution and delivery by Foremost and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, this Agreement will not conflict with or result in a breach of: (i) its constitutional documents, (ii) any applicable Law, rule or regulation, (iii) any agreement or instrument to which it is a party or by which it is bound or by which any of its properties or assets are bound, or (iv) any judgment, injunction, determination or award which is binding on it.

(c)

Authorizing Action. The execution and delivery of this Agreement by Foremost and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Foremost.

(d)

Execution and Binding Obligation. This Agreement has been duly executed and delivered by Foremost and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

ARTICLE 6
TERM AND TERMINATION

6.1    Term

Unless terminated earlier in accordance with this Article 6, this Agreement shall continue in full force and effect and shall terminate automatically only on the day that Denison and its Affiliates shall cease to have a Denison Common Share Interest of at least five percent (5%).

6.2    Termination

This Agreement may be terminated at any time by mutual written agreement of the Parties.

6.3    Effect of Termination

Upon termination of this Agreement, each Party shall no longer thereafter have any further liability or obligation to the other Party under this Agreement, excepting any claims, liabilities or damages that arose under this Agreement prior to the date of termination.

ARTICLE 7
MISCELLANEOUS

7.1    Notices

(1)

Addresses for Notice. All notices, payments and other required communications and deliveries to the Parties will be in writing, and will be addressed to the Parties at the following address, fax number or email address or at such other address as the Parties may specify from time to time:

(a)	in the case of Denison, addressed to:

Denison Mines Corp.
1100 – 40 University Avenue
Toronto, Ontario M5J 1T1

Attention:   David Cates
Fax:            416-979-5893
Email:         dcates@denisonmines.com

(b)	and in the case of Foremost addressed to it at:

Foremost Clean Energy Ltd.
250 – 750 West Pender Street

Vancouver, British Columbia V6C 2T7

Attention:    Jason Barnard
Email:          jason.barnard@foremostcleanenergy.com

(2)

Receipt of Notice. Notices must be delivered, sent by email or telecopier or mailed by pre-paid post and addressed to the Party to which notice is to be given. If notice is sent by telecopier, email or is delivered, it will be deemed to have been given and received at the time of transmission or delivery, if transmitted or delivered during regular business hours, or the next Business Day, if not transmitted or delivered during normal business hours. If notice is mailed, it will be deemed to have been received ten Business Days following the date of the mailing of the notice. If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by telecopier or email or will be delivered.

(3)

Change of Address for Notice. Either Party hereto may at any time and from time to time notify the other Party in writing of a change of address and the new address to which a notice will be given thereafter until further change.

7.2    Time of the Essence

Time is of the essence in this Agreement.

7.3    Third Party Beneficiaries

The Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. No Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person.

7.4    Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties.

7.5    Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

7.6    Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding upon the Parties, shall be binding upon their respective successors and permitted assigns and shall enure to the benefit of and be enforceable only by such successors and permitted assigns that have succeeded or which have received such assignment in the manner permitted by this Agreement.

7.7    Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or email) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The signature of any of the Parties may be evidenced by a facsimile or “pdf” copy of this Agreement bearing such signature. A Party sending a facsimile or email transmission shall also deliver the original signed counterpart to the other Party; however, failure to deliver the original signed counterpart shall not invalidate this Agreement.

7.8    Severability

If one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

7.9    Assignment

Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, except that Denison may assign its rights and obligations under this Agreement to an Affiliate of Denison provided that such Affiliate agrees in writing with Foremost to assume all of the rights and liabilities of Denison under this Agreement.

7.10    Change in Shares

The provisions of this Agreement relating to Common Shares or other securities of Foremost shall apply mutatis mutandis to any shares or securities into which existing Common Shares or other securities may be converted, changed, reclassified, redivided, redesignated, redeemed, subdivided or consolidated and any shares or securities of Foremost or of any successor or continuing company or corporation to Foremost that may be received by shareholders of Foremost pursuant to a reorganization, amalgamation, arrangement, consolidation or merger, statutory or otherwise.

7.11    Aggregation of Shares

All Common Shares held or acquired by affiliated entities or permitted assignees of Denison shall be aggregated together for the purposes of determining the availability of any rights under this Agreement.

7.12    No Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right and a single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

7.13    Survival

Notwithstanding Article 5 of this Agreement, Article 2, Article 4 and this Article 6 shall survive the expiration or other termination of this Agreement and shall remain in full force and effect.

7.14    Governing Law

This Agreement is governed by, and is to be interpreted and enforced in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

[signature page follows]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day and year first herein written.

DENISON MINES CORP.

Per:
Authorized Signatory

FOREMOST CLEAN ENERGY LTD.

Per:
Authorized Signatory

Signature Page to Investor Rights Agreement